This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, underlying supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.

# Buffered Return Enhanced Notes Linked to S&P 500 Index due September 17, 2015

J.P.Morgan

- The notes are designed for investors who seek a return of 4.55 times any appreciation of the S&P 500® Index above 10% at maturity.
- Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level by more than 10%, be willing to lose some or all of their principal amount at maturity.
- The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

## Trade Details/Characteristics

**Index:** S&P 500 Index

**Upside Leverage Factor:** 4.55

**Upside Threshold Amount:** At least 10.00%.

**Index Return:** (Ending Index Level – Initial Index Level) / Initial Index Level

**Initial Index Level:** The Index closing level on Pricing Date

**Ending Index Level:** The arithmetic average of the closing levels of the Index on each of the Ending Averaging Dates

**Payment at Maturity:** If the Ending Index Level is greater than the Initial Index Level by more than 10%, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to (a) the Index Return minus 10%, multiplied by (b) 4.55. Accordingly, under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + [$1,000 × (Index Return - 10%) x 4.55)]

If the Ending Index Level is greater than the Initial Index Level by up to 10%, equal to the Initial Index Level or less than the Initial Index Level by up to 10%, you will receive the principal amount of your notes at maturity.

If the Ending Index Level is less than the Initial Index Level by more than 10%, you will lose 1.1111% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level by more than 10%. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × (Index Return + 10%) x 1.1111)

*You will lose some or all of your investment at maturity if the Ending Index Level is less than the Initial Index Level by more than 10%.*

**Pricing Date:** March 13, 2015

**Ending Averaging Dates:** September 08, 2015, September 09, 2015, September 10, 2015, September 11, 2015, and September 14, 2015 (the Final Ending Averaging Date)

**Preliminary Termsheet:** http://www.sec.gov/Archives/edgar/data/19617/000095010315002005/dp54327_fwp-307.htm

Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value of the notes when the terms are set.

## Hypothetical Return for the Notes at Maturity



Note Payoff at Maturity
Index Return
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
Payment at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Stock Return

The following table illustrates the hypothetical total return at maturity on the notes. The "total return" as used herein is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

Each hypothetical total return or hypothetical payment at maturity set forth above and below assumes an Index Level of 2100.00 and an upside leverage factor of 4.55. The actual upside leverage factor will be determined on the pricing date and will not be less than 4.55.

## Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for more information.

- Your investment in the notes may result in a loss.
- You will receive a positive return on your notes, and the upside leverage factor applies, only if the Ending Index Level is greater than the Initial Index Level by more than 10%.
- Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
- JPMorgan Chase & Co. and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging JPMorgan Chase & Co.'s obligations under the notes. Their interests may be adverse to your interests.
- No ownership or dividend rights in the stocks which comprise the Index.
- Lack of liquidity - J.P. Morgan Securities LLC ("JPMS") intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.
- No interest or dividend payments.
- JPMS's estimated value does not represent the future value of the notes and may differ from others' estimates.
- JPMS's estimated value will be lower than the issue price (price to the public) of the notes.
- JPMS's estimated value is not determined by reference to credit spreads for our conventional fixed rate debt.
- Secondary market prices of the notes will likely be lower than the price you paid for the notes and will be be impacted by many economic and market factors.
- The averaging convention used to calculate the Ending Index Level could limit returns.

## Hypothetical Examples of Total Return at Maturity

| Ending Index Level | Index Return | Total Return |
|---|---|---|
| 3465.00 | 65.00% | 250.250% |
| 3150.00 | 50.00% | 182.000% |
| 2940.00 | 40.00% | 136.500% |
| 2730.00 | 30.00% | 91.000% |
| 2520.00 | 20.00% | 45.500% |
| 2415.00 | 15.00% | 22.750% |
| 2310.00 | 10.00% | 0.000% |
| 2205.00 | 5.00% | 0.000% |
| 2152.50 | 2.50% | 0.000% |
| 2100.00 | 0.00% | 0.000% |
| 2047.50 | -2.50% | 0.000% |
| 1995.00 | -5.00% | 0.000% |
| 1890.00 | -10.00% | 0.000% |
| 1785.00 | -15.00% | -5.556% |
| 1680.00 | -20.00% | -11.111% |
| 1470.00 | -30.00% | -22.222% |
| 1050.00 | -50.00% | -44.444% |
| 630.00 | -70.00% | -66.667% |
| 420.00 | -80.00% | -77.778% |
| 210.00 | -90.00% | -88.889% |
| 0.00 | -100.000% | -100.00% |

**SEC Legend:** JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement, underlying supplement and term sheet if you so request by calling toll-free 866-535-9248.

**IRS Circular 230 Disclosure:** JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.
This material is not a product of J.P. Morgan Research Departments.

Filed pursuant to Rule 433
Registration Statement No. 333-199966
Dated: March 12, 2015